                                                  Free Writing Prospectus
                                                  Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-07

Question: Can the underwriters for the above referenced transaction represent that on the aggregate RREEF is not the borrower for more than 5% of the pool by loan balance?

Response: RREEF is not the borrower on any loans in the PWR17 transaction.

Thanks,

[Personal Information Redacted]

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and
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information that is required to be included in the base prospectus and the prospectus supplement. The Information in this free writing prospectus is preliminary and is subject to completion or change. The Information in this free
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writing prospectus relating to these securities prior to the time of your
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solicitation or sale is not permitted.

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